SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2004

PMA Capital Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	000-22761 (Commission File Number)	23-2217932 (IRS Employer Identification No.)

1735 Market Street, Suite 2800 Philadelphia, Pennsylvania (Address of principal executive offices)	19103-7590 (Zip Code)

Registrant's telephone number, including area code:

(215) 665-5046

Not Applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

1.      PMA Capital Corporation has made a public filing with the Pennsylvania Insurance Department of an application for a determination that Section 991.1402 of the Pennsylvania Insurance Holding Company Act (the “Act”) does not apply to, or in the alternative, for an order of exemption under Section 991.1402(g) of the Act in connection with a proposed modification of the structure of its insurance holding company system. The proposed modification would result in its wholly owned indirect insurance subsidiaries, Pennsylvania Manufacturers’ Association Insurance Company, Pennsylvania Manufacturers Indemnity Company and Manufacturers Alliance Insurance Company (the “Pool Companies”), becoming its direct wholly owned subsidiaries. The proposed modification, which would be accomplished by the payment of a dividend of the capital stock of the Pool Companies by PMA Capital Insurance Company, is subject to Pennsylvania Insurance Department approval.

2.     The annual meeting of PMA Capital’s shareholders will be held at approximately 9:00 a.m. Eastern Time on Wednesday, May 12, 2004 at The Pyramid Club, which is located in the Mellon Bank Building, 1735 Market Street, 52nd Floor, Philadelphia, PA. Real-time, listen only access to the Annual Meeting will be available through webcast.

        Investors wishing information on how to access the webcast of the Annual Meeting should visit the Investor Information section of our website, www.pmacapital.com, or call our Investor Relations department at 215.665.5046. A replay of the Annual Meeting will also be available via webcast accessible through our website from approximately 12:00 p.m. Eastern Time on Wednesday, May 12th through 11:59 p.m. Eastern Time on Tuesday, May 18th.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMA Capital Corporation

Date: April 12, 2004	By: /s/ William E. Hitselberger
William E. Hitselberger
Senior Vice President, Chief Financial Officer and Treasurer